SPARTA SURGICAL CORPORATION
                   Olsen Centre, 2100 Meridian Park Boulevard
                            Concord, California 94520

                               PROXY STATEMENT AND
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 31, 2001

     To the shareholders of Sparta Surgical Corporation:

     The Annual Meeting of the shareholders of Sparta Surgical Corporation (the "Company") will be held at the Company's executive offices, Olsen Centre, 2100 Meridian Park Boulevard, Concord, California 94520, at 8:30 a.m. on January 31, 2001, or at any adjournment or postponement thereof, for the following purposes:

     1.   To elect four directors of the Company.

     2. To increase the number of shares reserved for issuance under the Company's 1987 Employee Stock Option Plan from 250,000 shares to 950,000 shares.

     3. To ratify the appointment of Angell & Deering, LLP, Certified Public Accountants for the fiscal year ending February 28, 2001.

     4. To approve the change in the name of the Company from Sparta Surgical Corporation to Sparta Olsen Medical Corporation.

     5. To transact such other business as may properly come before the meeting.


     Details relating to the above matters are set forth in the attached Proxy Statement. All shareholders of record of the Company as of the close of business on December 31, 2000, will be entitled to notice of and to vote at such meeting or at any adjournment or postponement thereof.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY. A REPLY CARD IS ENCLOSED FOR YOUR CONVENIENCE. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ Thomas F. Reiner
                                        --------------------
                                        Thomas F. Reiner, Chairman of the Board,
                                        Chief Executive Officer and President

                                 PROXY STATEMENT
                           SPARTA SURGICAL CORPORATION
                   Olsen Centre, 2100 Meridian Park Boulevard
                            Concord, California 94520
                            Telephone: (925) 825-8151

                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JANUARY 31, 2001

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sparta Surgical Corporation (the "Company"), a Delaware corporation, of $.002 par value common stock to be voted at the Annual Meeting of Shareholders of the Company ("Annual Meeting") to be held at 8:30 a.m. on January 31, 2001, or at any adjournment or postponement thereof. The Company anticipates that this Proxy Statement and the accompanying form of proxy will be first mailed or given to all shareholders of the Company on or about December 12, 2000. The shares represented by all proxies that are properly executed and submitted will be voted at the Annual Meeting in accordance with the instructions indicated thereon. Unless otherwise directed, votes will be cast for the election of the nominees for directors hereinafter named and for the proposal to increase shares reserved for issuance under the 1987 Stock Option Plan (the "Plan"). The holders of a majority of the shares represented at the Annual Meeting in person or by proxy will be required to approve these matters.

     Any shareholders giving a proxy may revoke it at any time before it is exercised by delivering written notice of such revocation to the Company, by substituting a new proxy executed at a later date or by requesting, in person at the Annual Meeting, that the proxy be returned.

     All of the expenses involved in preparing, assembling, and mailing this Proxy Statement and the materials enclosed herewith and all costs of soliciting proxies will be paid by the Company. In addition to the solicitation by mail, proxies may be solicited by officers and regular employees of the Company by telephone, telegraph, or personal interview. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

                    VOTING SHARES AND PRINCIPAL SHAREHOLDERS

     The close of business on December 31, 2000, has been fixed by the Board of Directors of the Company as the record date (the "record date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. On December 1, 2000, there were outstanding 8,896,194 shares of common stock together with 1,902,986 shares of common stock issued to Mr. Reiner, under the circumstances described in the two paragraphs below. Each issued and outstanding share, including the 1,902,986 shares held in escrow, entitles the holder to one vote. A majority of the issued and outstanding shares entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum at any shareholders' meeting.

     On May 23, 1997, Mr. Reiner and his Assignee provided the Company with a Working Capital Credit Facility ("Reiner Facility") of up to $200,000 bearing 12% interest per annum. The Reiner Facility was subsequently increased to $400,000. The advances and accrued interest made under the Reiner Facility was due the ending of (i) May 1998, subsequently extended until June 30, 2001, or
(ii) upon the closing of a minimum of $1,000,000 equity or debt financing by the Company, or (iii) upon default by the Company, or (iv) upon demand by Mr. Reiner with a five days notice to the Company, or (v) the Company becomes insolvent or voluntarily files for bankruptcy. In addition, Mr. Reiner has the option to convert the outstanding loan balance into common stock, par value $0.002, at 75% discount of the average of the closing NASDAQ bid price of the five trading days preceding the conversion date. Mr. Reiner has a junior lien on all of the assets of the Company and is subordinated to its senior lender, Bank of America. As of August 31, 2000, the amount due to Mr. Reiner under the Reiner Facility was approximately $339,000 plus accrued interest of $6,191. Interest during the Second Fiscal Quarter 2001 under the Reiner Facility totaled approximately $8,500.

     In May 1998, we agreed to place into escrow 952,986 shares of common stock, par value $0.002 for the benefit of Mr. Reiner and these shares would be released from escrow to Mr. Reiner upon certain conditions specifically set forth in the Escrow Agreement dated May 8, 1998. These shares were placed into escrow as a consideration for Mr. Reiner agreeing to provide, (i) a personal guarantee in an amount of $250,000 as to the obligations to its secured lender, Bank of America, under its $2.5 million revolving credit facility, (ii) a personal guarantee of approximately $715,000 of additional Company indebtedness relating to certain leases and bridge loans, (iii) a $400,000 working capital credit facility.

     As of December 1, 2000, none of the conditions set forth in the Escrow Agreement for the release of the shares from escrow have been met. Therefore, the shares remain in escrow. Mr. Reiner has voting authority over the shares and the shares are considered outstanding as of February 29, 2000, although for the purposes of calculating the net loss per share, these shares are excluded. There can be no assurance that the release from escrow and the issuance of these shares to Mr. Reiner will not have a material adverse effect on our earnings. Upon release of 952,986 shares from escrow to Mr. Reiner, assuming use of the fair market value of our common stock on December 1, 2000, the charge to earnings would be approximately $208,465.

     In September 2, 1999, we agreed to place 950,000 shares into escrow for the benefit of Mr. Reiner, as a condition of Mr. Reiner providing (i) his personal guarantee of certain lease obligations and bank debt in connection with the Company's acquisition of Olsen Electrosurgical, Inc. in June 1999, (ii) a further extension of the repayment of the Reiner Facility due June 30, 1999, to June 30, 2000. On June 30, 2000, the Company requested Mr. Reiner to further extend the repayment of the Reiner Facility from June 30, 2000 for a period of 12 months to June 30, 2001. There can be no assurance that the impact of these shares being placed into escrow and the release of these shares to Mr. Reiner will not have a material adverse effect on our earnings. Upon release of 950,000 shares from escrow to Mr. Reiner, assuming use of the fair market value of our common stock on December 1, 2000, the charge to earnings would be approximately $207,813.

                    SECURITY OWNERSHIP OF EXECUTIVE OFFICERS,
                   DIRECTORS AND BENEFICIAL OWNERS OF GREATER
                      THAN 5% OF THE COMPANY'S COMMON STOCK



     The following table sets forth information with respect to the beneficial ownership of the Company's common stock owned, as of December 1, 2000, by:

     o    The holders of more than 5% of the Company's common stock;

     o    Each of the Company's directors;

     o    The Company's executive officers, and

     o    All directors and executive officers of the Company as a group.

     For purposes of computing the percentages under the table below, it is assumed that all options and warrants to acquire the Company's common stock which have been issued to the directors, executive officers and the holders of more than 5% of the Company's common stock and are fully vested or will become fully vested within 60 days of the date of this Proxy have been exercised by these individuals and the appropriate number of shares of common stock have been issued to these individuals.

     In addition, for purposes of determining the percentages under the table, the Company's 1992 Preferred Stock and the common stock have been treated as one class, since both classes are entitled to vote on all matters on which the common stock is entitled to vote. None of the Company's officers or directors own any shares of preferred stock. The Company's Series A and Series AA Preferred Stock have not been included as they are non-voting. Except as otherwise noted, the persons named in the table own the shares beneficially and of record and have sole voting and investment power with respect to all shares shown as owned by them. Each shareholder's address is in care of the Company at 2100 Meridian Park Boulevard, Concord, California 94520.

--------------------------------------------------------------------------------
Name of Beneficial Owner            Number of Shares of      Percent of Class of
                                    Common Stock Owned       Common Stock Owned
--------------------------------------------------------------------------------
Thomas F. Reiner (1)                     8,151,072                  65.10
--------------------------------------------------------------------------------
Joseph Barbrie                             100,418                    *
--------------------------------------------------------------------------------
Joel Flig                                   35,000                    *
--------------------------------------------------------------------------------
Michael Y. Granger                          38,334                    *
--------------------------------------------------------------------------------
Allan J. Korn                               35,834                    *
--------------------------------------------------------------------------------
T. Frandsen                                 10,000                    *
--------------------------------------------------------------------------------
J.C Resources and Affiliates             1,778,667                  14.20
--------------------------------------------------------------------------------
Spags/Coridal Investment Group, N.V.     2,067,000                  16.51
--------------------------------------------------------------------------------
All officers and directors as a          8,370,658                  66.85
group (six persons)
--------------------------------------------------------------------------------

* Less than 1%

     (1)  Includes:

          o 2,130,335 shares issuable under options at prices ranging from $0.59 to $13.50 per share exercisable through various dates until June 10, 2007;
          o 3,316,082 shares for which Mr. Reiner acts as voting trustee under various voting trust agreements;
          o 1,902,986 shares held in escrow for the benefit of Mr. Reiner which may be voted by Mr. Reiner;
          o 220,167 shares and currently exercisable stock options held by Mr. Reiner's daughter;
          o 540,610 warrants from unaffiliated parties at prices ranging from $0.75 to $2.00 per share exercisable through various dates until April 25, 2005.

                              ELECTION OF DIRECTORS

     At the Annual Meeting, the shareholders will elect four (4) directors of the Company. Cumulative voting is not permitted in the election of directors of the Company. All of the nominees are presently members of the Board of Directors. Each of the nominees has consented to be named herein and to serve if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but if such should occur, the person named in the proxy intends to vote for the election in his stead of such person as the Board of Directors of the Company may recommend.

     The following table sets forth certain information regarding the Company's executive officers and directors:

            Name                     Age                 Office
            ----                     ---                 ------

     Thomas F. Reiner (2)            55      Chairman of the Board of Directors,
                                             Chief Executive Officer, President,
                                             Treasurer and Director

     Joseph Barbrie                  45      Vice President of Sales

     Tamatha Frandsen                32      Controller
                                             (Principal Accounting Officer)

     Michael Y. Granger (1)(2)       44      Director

     Allan J. Korn (1)(2)            57      Director

     Joel Flig (1)(2)                47      Director


     (1) Members of the Audit Committee. All Audit Committee members are "independent" as their term is defined under current NASDAQ rules.

     (2)  Members of the Compensation Committee.

     Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other. The Board of Directors has an audit and compensation committee composed of Messrs. Reiner, Granger, Korn, and Flig. Messrs. Granger, Korn and Flig, who are not employees of the Company, are paid $750 per meeting attended in person and $500 per meeting attended by phone as compensation for their services on the Board of Directors. Members of the Board of Directors are eligible for reimbursement of expenses incurred in connection with their services on the Board. On April 17, 2000, Messrs. Granger, Korn, and Flig each were granted options to purchase 25,000 shares of the Company's common stock at an exercise price of $1.25 expiring April 17, 2004.

     The following is a summary of the business experience of each officer and director:

     Thomas F. Reiner Co-founded the Company and has 28 years in the healthcare industry. He has been Chief Executive Officer, President and a director of the Company since its organization in July 1987 and Chairman since January 1994. From 1972 to 1983, Mr. Reiner was employed by Sparta Instrument Corporation, becoming its President in 1979. Mr. Reiner Co-founded Healthmed in 1983, serving as Vice President of Sales and Marketing until 1985 and President until 1987. Mr. Reiner earned a B.S. degree in Business Management and holds an MBA degree in Finance and General Management from Fairleigh Dickinson University.

     Joseph Barbrie has been Vice President of Operations since March 1989 and Vice President of Sales since March 1996. From 1979 to 1989 he was employed by Superior Healthcare Group, becoming its director of purchasing/operations in 1984. Mr. Barbrie has over 21 years of healthcare industry experience and is responsible for worldwide sales as well as the Company's strategic partnerships, direct sales and customer support function. Mr. Barbrie earned an A.S. degree in Business Management from Johnson & Wales College, Providence, Rhode Island.

     Tamatha Frandsen, Controller, Principal Accounting Officer, has been the Company's Controller since August 1999 and in October, 2000 became the Principal Accounting Officer. From 1987-1999, Ms. Frandsen was the Controller of Olsen Electrosurgical Corporation, a business acquired by the Company in June 1999. Ms. Frandsen earned a Bachelor of Science degree in Accounting from University of Phoenix.

     Michael Y. Granger, a director since June 1991, has been President of Ark Capital Management, Inc., an independent management consulting firm since April 1991. From March 1990 to April 1991, he was Vice President and Portfolio Manager for LINC Capital Management, a large independent healthcare financial services company, where his responsibilities included providing financing for private healthcare companies. Prior to joining LINC, Mr. Granger was an Investment Manager with Xerox Venture Capital, a $100 million early-stage venture capital fund, where he was responsible for identifying, selecting and managing investments in high technology companies. Earlier, he was a principal at CIGNA Venture Capital, Inc., an investment subsidiary of CIGNA Investments, where he was responsible for managing a $160 million private equity investment program. Mr. Granger's operating experience includes management positions at AT&T. Mr. Granger earned his Bachelor of Science degree in Electrical Engineering from the University of Massachusetts at Amherst and M.B.A. degree in Finance and General Management from Dartmouth College's Amos Tuck School of Business. Mr. Granger has been a venture capital professional since 1985.

     Allan J. Korn, a director since February 1994, is an Adjunct Professor in the School of Business Administration at Union County College. From 1994 to 1998, he was Vice President of Sales and Marketing with A and Z Pharmaceutical, Inc. From 1993 to 1994, he held the position of Vice President of Marketing for Ohm Labs, Inc. From March 1985, until September 1993, he held various sales and marketing executive positions with DuPont Multi-Source Products, Inc. Mr. Korn earned a B.A. degree in Economics from Queens College, Flushing, New York and an M.B.A. degree in Marketing from Fairleigh Dickinson University.

     Joel Flig, a director since March 1998, has been President and Chief Executive Officer since November 1987 of Financial Solutions Group, Inc., an investment banking company, specializing in the placement of senior debt to middle market companies on a national basis. From 1981, he held the position of First Vice President for Union Chelsea National Bank. From June 1977, he held the position of Assistant Treasurer for Republic National Bank. Mr. Flig earned a Bachelors or Business Administration from Bernard Baruch College of the City of New York and an M.B.A. degree in Finance from St. John's University.

Compensation

     The following table sets forth the compensation for services rendered paid to the Chief Executive Officer. No other executive officer received compensation of more than $100,000 in the fiscal years ended February 29, 2000 or February 28, 1999.

Name and Principal                                         Other
Position                  Year     Salary       Bonus   Compensation   Options
--------                  ----     ------       -----   ------------   -------

Thomas F. Reiner          2000   $158,311(1)   $20,000   $23,625(2)   850,000(3)
Chairman, Chief Executive 1999   $275,581(1)   $0         $7,543(2)   312,500(3)

     (1)  Includes salaries, automobile, and insurance allowance.

     (2)  Represents an unpaid vacation accrual in Fiscal 2000 and 1999.

     (3) Includes options to purchase an aggregate of 850,000 shares at prices ranging from $1.10 to $2.35 per share exercisable through various dates until February 2, 2007. See "Certain Related Transactions."



Option Grants in Last Fiscal Year

     The following table provides information on option grants during the year ended February 29, 2000 to the named executive officer:



Individual Grants
                             % of Total Options
                                Granted to
                    Options    Employees in
      Name          Granted     Fiscal Year    Exercise Price   Expiration Date
      ----          -------     -----------    --------------   ---------------

Thomas F. Reiner   350,000         31.4%           $2.35         June 14, 2006

Thomas F. Reiner   500,000         44.8%           $1.10        February 2, 2007

Aggregate Option Exercise in Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides information on the value of the named executive officer's unexercised options at February 29, 2000. No shares of common stock were acquired upon exercise of options during the fiscal year ended February 29, 2000.

                            Number of                  Value of Unexercised
                        Unexercised Options            In-The-Money Options
                        at Fiscal Year End             at Fiscal Year End (1)

      Name         Exercisable    Unexercisable     Exercisable    Unexercisable
      ----         -----------    -------------     -----------    -------------

Thomas F. Reiner    1,530,335           0             $56,050            $0


(1) The closing price of the common stock on February 29, 2000 as reported by NASDAQ was $.91



Employment Agreement

     On September 2, 1999, the Company entered into an Employment Agreement ("Agreement") with Thomas F. Reiner, the Company's Chairman, President and Chief Executive Officer and subsequently amended the Agreement on March 2, 2000. The Agreement is effective through September 2006 and provides for a base salary of $245,000 per year, (with annual increases of 15% of the base salary), payment of 50% of the Management Bonus (which is equal to 7% of the Company's net income), whole life, term life and disability insurance to be owned by Mr. Reiner, automobile allowance of $1,395 per month, tax reimbursement and participation in options and bonus performance plans which allow Mr. Reiner to receive bonus payments of up to $120,000 based upon the Company's net income, share price and gross revenue for each fiscal year and significant termination payments to Mr. Reiner in the event the Agreement is canceled for any reason other than cause.


Certain Related Transactions

     Management is of the opinion that each transaction described below was on terms at least as fair as had the transaction been concluded with an unaffiliated party. All material transactions between the Company and its officers, directors or principal stockholders are subject to approval by a majority of directors not having an interest in the transaction. There are currently three outside directors. Mr. Reiner is Chairman, Chief Executive Officer, and President.

     Since inception, the Company has been undercapitalized and has experienced cash flow difficulties. The Company's primary sources of working capital have been revenues from operations, bank, and private party loans and proceeds from the sale of securities. Many of the bank and private party loans and certain of the Company's other obligations have required personal guarantees from Mr. Reiner for which he has been compensated by the Company. In addition, from time to time, Mr. Reiner has provided the Company with the working capital in order to continue to operate its business.

     From February 1997 through November, 2000, the Company issued to Mr. Reiner 2,130,335 options, at exercise prices ranging from $0.59 to $13.50 in consideration of efforts undertaken by Mr. Reiner, including increasing sales by 55% from the prior fiscal year, completing a private placement of $2.5 million of equity, providing personal guarantees to the Company's senior lender, and certain capital equipment leases and bank loan guarantee in connection with the Olsen acquisition, and providing a $500,000 working capital credit facility.

     On February 12, 1999, CCJ Trust ("CCJ") agreed to convert the amount of indebtedness owing to it from the Company in the amount of $159,750 (which consists of principal and accrued interest) into 39,938 shares of Series AA Preferred Stock. The Series AA Preferred Stock yields a 7% per annum non-cumulative dividend payable semi-annually in the form of additional shares of common stock, or cash at the Company's option. The Series AA Preferred Stock features redemption and conversion rights during the two-year period following the issuance of shares.

     On June 8, 1999, the Company acquired all of the outstanding common stock of Olsen Electrosurgical, Inc. ("Olsen"), and subsequently, Mr. Reiner personally guaranteed certain obligations, including certain lease contracts for computers, telephones and for an unsecured working capital line of credit with Wells Fargo Bank. For providing the guarantee of the Olsen obligations, on September 2, 1999, Mr. Reiner was issued 550,000 restricted shares of the Company's common stock, which shares are to be held in escrow until the Company's obligations are fully paid, or unless extended. In addition, Mr. Reiner personally guaranteed certain obligations, including certain lease contracts for computers and telephones, and a $125,000 unsecured working capital line of credit with Wells Fargo Bank. Upon release of the shares from escrow, assuming use of the fair market value for the Company's common stock on June 8, 2000, the charge to earnings would be approximately $495,000.

     In March 2000 the Company entered into an amended employment agreement with Mr. Reiner. See "Employment Agreement," above.

     On May 23, 1997, Mr. Reiner and his Assignee provided the Company with a Working Capital Credit Facility ("Reiner Facility") of up to $200,000 bearing 12% interest per annum. The Reiner Facility was subsequently increased to $500,000. The advances and accrued interest made under the Reiner Facility was due the ending of (i) May 1998, subsequently extended until June 30, 2001, or
(ii) upon the closing of a minimum of $1,000,000 equity or debt financing by the

Company, or (iii) upon default by the Company, or (iv) upon demand by Mr. Reiner with a five days notice to the Company, or (v) the Company becomes insolvent or voluntarily files for bankruptcy. In addition, Mr. Reiner has the option to convert the outstanding loan balance into common stock, par value $0.002, at 75% discount of the average of the closing NASDAQ bid price of the five trading days preceding the conversion date. Mr. Reiner has a junior lien on all of the assets of the Company and is subordinated to its senior lender, Bank of America. As of October 19, 2000, the amount due to Mr. Reiner under the Reiner Facility was approximately $370,000 plus accrued interest of $6,191. Interest during the Second Fiscal Quarter 2001 under the Reiner Facility totaled approximately $11,900.

     In May 1998, we agreed to place into escrow 952,986 shares of common stock, par value $0.002 for the benefit of Mr. Reiner and these shares would be released from escrow to Mr. Reiner upon certain conditions specifically set forth in the Escrow Agreement dated May 8, 1998. These shares were placed into escrow as a consideration for Mr. Reiner agreeing to provide, (i) a personal guarantee in an amount of $250,000 as to the obligations to its secured lender, Bank of America, under its $2.5 million revolving credit facility, (ii) a personal guarantee of approximately $715,000 of additional Company indebtedness relating to certain leases and bridge loans, (iii) a $400,000 Working Capital Credit Facility.

     As of December 1, 2000, none of the conditions set forth in the Escrow Agreement for the release of the shares from escrow have been met. Therefore, the shares remain in escrow. Mr. Reiner has voting authority over the shares and the shares are considered outstanding as of February 29, 2000, although for the purposes of calculating the net loss per share, these shares are excluded. There can be no assurance that the impact of these shares being placed into escrow and release of these shares from escrow to Mr. Reiner will not have a material adverse effect on our earnings. Upon release of 952,986 shares from escrow to Mr. Reiner, assuming use of the fair market value of our common stock on December 1, 2000, the charge to earnings would be approximately $208,465.

     On September 2, 1999, we agreed to place 950,000 shares into escrow for the benefit of Mr. Reiner, as a condition of Mr. Reiner providing (i) his personal guarantee of certain lease obligations and bank debt in connection with the Company's acquisition of Olsen Electrosurgical, Inc. in June 1999, (ii) a further extension of the repayment of the Reiner Facility due June 30, 1999, to June 30, 2000. In June 30, 2000, the Company requested Mr. Reiner to further extend the repayment of the Reiner Facility from June 30, 2000 for a period of 12 months to June 30, 2001. There can be no assurance that the impact of these shares being placed into escrow and release of these shares to Mr. Reiner will not have a material adverse effect on our earnings. Upon release of these shares from escrow to Mr. Reiner, assuming use of the fair market value of our common stock on December 1, 2000, the charge to earnings would be approximately $207,813.

     As of February 29, 2000 the Company was indebted to Mr. Reiner in the amount of $475,607 plus interest of $12,605 under the $500,000 working capital credit facility extended to the Company by Mr. Reiner.

Relationship with Independent Public Accountants

Grant Thornton, LLP, independent accountants, has served as the independent accountants of the Company since 1998 and Angell and Deering, LLP since October 2000. It is the Company's understanding that this firm is obligated to maintain audit independence as prescribed by the accounting profession and certain requirements of the Securities and Exchange Commission. As a result, the directors of the Company do not specifically approve, in advance, non-audit services provided by the firm, nor do they consider the effect, if any, of such services on audit independence.


                           PROPOSAL TO INCREASE SHARES
               RESERVED UNDER THE 1987 EMPLOYEE STOCK OPTION PLAN

     The Company seeks approval to increase the number of shares reserved for issuance under its 1987 Employee Stock Option Plan from 250,000 shares to 950,000 shares. The Company anticipates that these additional shares will be needed to attract and retain qualified employees and management.

     Stockholders should note that certain disadvantages may result from the adoption of this proposal. For example, upon issuance of shares underlying the options, there would be a greater number of shares of common stock outstanding, and individual shareholders would, therefore, experience a reduction in the shareholders' relative percentage interest in the Company with respect to earnings per share, voting, liquidation value and book and market values per share. Moreover, adoption of the proposal would empower the directors to issue options without prior notice to shareholders or their approval.

     In 1987, the Company adopted the 1987 Employee Stock Option Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase shares of common stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants, and others, as well as to employees. In January 1994, the Company approved an increase in the number of stock options available under the Plan to a total of 250,000 options.

     The Plan is administered by the Board of Directors, which determines those individuals who are to receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price.

     The per share exercise price of the common stock subject to an incentive stock option or non-qualified option may not be less than the fair market value of the common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option is established by the Board of Directors. The aggregate fair market value, determined as of the date the option is granted, of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $100,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of stock is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee has three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under the Plan must be granted within ten years from the effective date as amended of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stockholders are limited to five-year terms. All options granted under the Plan provide for the payment of the exercise price in cash or by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

     Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee become available once again for issuance. As of December 1, 2000, options to purchase 220,167 shares had been granted under the Plan including 135,000 options granted to executive officers and directors, at exercise prices ranging from $1.00 to $13.50. In addition, 2,130,335 options have been granted outside the Plan to Mr. Reiner at prices ranging from $ 0.59 to $13.50.

     The Board of Directors recommends a vote in favor of increasing shares reserved under the 1987 Employee Stock Option Plan.

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Angell & Deering, LLP, Certified Public Accountants as the Company's independent accountants for the fiscal year ending February 28, 2001. Grant Thornton, LLP served as the Company's independent accountants since 1998. Grant Thornton, LLP conducted the audit of the Company's financial statements for the year ended February 28, 2000. It is the Company's understanding that Grant Thornton, LLP is obligated to maintain audit independence as prescribed by the accounting profession and certain requirements of the Securities and Exchange Commission. As a result, the directors of the Company do not specifically approve in advance non-audit services provided by either Grant Thornton, LLP or Angell & Deering, LLP nor do they consider the effect, if any, of such services on audit independence.

     Ratification of the appointment of Angell & Deering, LLP, Certified Public Accountants as the Company's independent accountants for the fiscal year ending February 28, 2001 will require the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of voting stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will be counted as present for purposes of determining the quorum, but will not be counted as having voted on the proposal. In the event the stockholders do not ratify the appointment of Angell & Deering, LLP the appointment will be reconsidered by the Audit Committee and the Board of Directors.

The Board of Directors recommends a vote in favor of the ratification of the appointment of Angell & Deering, LLP as the Company's independent accountants for the fiscal year ending February 28, 2001.

                            CHANGE IN CORPORATE NAME

At the annual meeting, the shareholders will vote on a change in the name of the Company from Sparta Surgical Corporation to Sparta Olsen Medical Corp. This name change is being made to reflect the fact that majority of the Company's business is currently in the area of electrosurgical instruments and accessories as a result of the recent acquisition of Olsen Electrosurgical in June 1999. With the change of the name of the Company, we will be able to take advantage of the long standing reputation of the Sparta and Olsen name in the healthcare industry (over 130 years) and the goodwill associated with each name.

The Board of Directors recommends a vote in favor to change the corporate name.

                    PROPOSALS OF SHAREHOLDER FOR PRESENTATION
                     AT NEXT ANNUAL MEETING OF SHAREHOLDERS

     Any shareholder of the Company who desires to submit a proper proposal for inclusion in the proxy materials relating to the next annual meeting of shareholders must do so in writing and it must be received at the Company's principal executive offices prior to the Company's fiscal year end. The proponent must be a shareholder entitled to vote at the next annual meeting of shareholders on the proposal and must continue to own the securities through the date on which the meeting is held.


                                 OTHER BUSINESS

     Management of the Company is not aware of any other matters which are to be presented to the Annual Meeting, nor has it been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

     The above Notice and Proxy Statement are sent by order of the Board of Directors.



                                        /s/ Thomas F. Reiner
                                        -------------------------------------
                                        Thomas F. Reiner, Chairman of the Board,
                                        Chief Executive Officer and President

     December 6, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                  ANNUAL PROXY
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                         OF SPARTA SURGICAL CORPORATION
                           TO BE HELD JANUARY 31, 2001

     The undersigned hereby appoints Thomas F. Reiner as the lawful agent and Proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Sparta Surgical Corporation held of record by the undersigned on December 31, 2000, at the Annual Meeting of Shareholders to be held January 31, 2001 or any adjournment or postponement thereof.

     1.   ELECTION OF DIRECTORS.

     ___ FOR the election as a director of all nominees listed below (except as marked to the contrary below).

     ___  WITHHOLD AUTHORITY to vote for all nominees listed below.


     NOMINEES: Thomas F. Reiner, Michael Y. Granger, Allan J. Korn, and Joel
     Flig.

     INSTRUCTIONS: To withhold authority to vote for individual nominees, write their names in the space provided below.

--------------------------------------------------------------------------------

     2. To increase the number of shares reserved under the Company's 1987 Employee Stock Option Plan from 250,000 shares to 950,000 shares.

          For __________       Against __________       Abstain __________

     3. To ratify the appointment of Angell & Deering, LLP, Certified Public Accountants for the fiscal year ending February 28, 2001

          For __________       Against __________       Abstain __________

     4. To approve the change in the name of the Company from Sparta Surgical Corporation to Sparta Olsen Medical Corp.

          For __________       Against __________       Abstain __________

     5. In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR LISTED ABOVE AND FOR THE INCREASE IN SHARES RESERVED UNDER THE 1987 EMPLOYEE STOCK OPTION PLAN.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said Proxy may do by virtue hereof.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


------------------------               ------------------------
Dated                                  Signature

                                       ------------------------
                                       (Signature, if held jointly)

PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

PLEASE CHECK THIS BOX IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING OF
STOCKHOLDERS: _________